Exhibit 5.1

August 17, 2020

Creations, Inc.

c/o Sichenzia Ross Ference LLP

1185 Avenue of the Americas

New York, NY 10036

Ladies and Gentlemen:

We have acted as counsel for Creations, Inc. a Delaware corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Company’s registration statement on Form S-1 (the “Registration Statement”) with respect to the registration of an aggregate of 3,117,278 shares (the “Registered Shares”) of the Company’s common stock, $0.0001 par value per share, by the selling stockholders (the “Selling Stockholders”) listed in the Registration Statement, of which 1,558,639 shares have already been issued and are being registered for resale by the Selling Stockholders (the “Issued Shares”) and 1,558,639 shares (the “Warrant Shares”) are issuable upon the exercise of Warrants held by the Selling Stockholders. The Issued Shares and the Warrant Shares are being registered on behalf of the Selling Stockholders. The offering of the Issued Shares and the Warrant Shares will be as set forth in the prospectus contained in the Registration Statement, and as supplemented by one or more supplements to the prospectus (the “Prospectus”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

The opinion expressed below is limited to the federal securities laws of the United States of America and the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the 1,558,639 Issued Shares are duly authorized, validly issued, fully paid and non-assessable and that the 1,558,639 Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable upon payment of the exercise price thereof. Accordingly, after payment of the exercise price for the Warrant Shares all 3,117,278 Registered Shares will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Sichenzia Ross Ference LLP
Sichenzia Ross Ference LLP

1185 Avenue of the Americas | 37th Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRF.LAW